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                                                                    EXHIBIT 99.1

                                     ONEIDA
                                  NEWS RELEASE

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INVESTOR RELATIONS CONTACTS:                     PRESS CONTACTS:
Gregg Denny, Chief Financial Officer             David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                      Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE

                 ONEIDA LTD. COMPLETES SALE OF ENCORE SUBSIDIARY
                            TO BRADSHAW INTERNATIONAL

ONEIDA, NY - August 30, 2004 - In conjunction with a previous announcement, Oneida Ltd. (OTC:ONEI) today announced that it has completed the sale of substantially all of the assets of its Encore Promotions, Inc. subsidiary to Bradshaw International, Inc., and has entered into a licensing agreement with Bradshaw.

Based in Malta, N.Y., Encore markets tabletop products and related home accessories to the supermarket industry, and will continue to offer Oneida-branded products under the licensing agreement between Bradshaw and Oneida. Bradshaw, based in Rancho Cucamonga, CA., is a leading marketer and distributor of kitchenware products including the Good Cook'TM' brand.

"This sale and licensing agreement coordinate with Oneida's business restructuring, as the company's direct commitment to core operations is coupled with other avenues for exploring additional market growth," Oneida Chairman and Chief Executive Officer Peter J. Kallet said. "Encore and Bradshaw will be a very effective combination for the ongoing advancement of our company's product placements within the supermarket industry. We anticipate that their respective strengths and specialized marketing strategies will work together seamlessly in regard to the licensing agreement."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels


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of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.